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                                 EXHIBIT 11

                  SENECA FOODS CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE

                      (In thousands except share data)



                                                         Three Months Ended
                                                         __________________
                                                         10/29/94  10/30/93
                                                         ________  ________

Net Earnings Applicable to Common Stock:

  Net Earnings                                           $     733 $   4,412
  Deduct Preferred Cash Dividends                                6         6
                                                          ________   _______
    Net Earnings Applicable to
      Common Stock                                       $     727 $   4,406
                                                          ========  ========
Weighted Average Common
  Shares Outstanding                                     2,796,555 3,018,666
Effect of Common Stock Equivalent                                -         -
                                                         _________ _________
Weighted Average Common Shares Outstanding
for Primary Earnings per Share                           2,796,555 3,018,666
                                                         ========= =========
Primary and Fully Diluted
  Earnings Per Share                                     $     .26 $    1.46
                                                          ========  ========
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